UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2003

FLEETBOSTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

RHODE ISLAND

(State or other jurisdiction of incorporation)

1-6366	05-0341324

(Commission File Number)	(IRS Employer Identification No.)

100 Federal Street, Boston, MA	02110

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-434-2200

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
Press Release, dated January 10, 2003

Item 5.     Other Events and Regulation FD Disclosure.

In a press release dated January 10, 2003, FleetBoston Financial Corporation (FleetBoston) announced that it expects to report earnings of approximately $300 million or $.28 per share from continuing operations for the fourth quarter of 2002, including credit-related provisions of $800 million which are $450 million above the third quarter 2002 level. The provisions were driven by more pronounced weakness in various industry sectors, especially merchant energy and airlines. A copy of the press release is attached hereto as Exhibit 99.1 and, pursuant to Form 8-K, General Instruction F, is incorporated herein by reference.

In addition, as previously reported, Robertson Stephens had made a proposal to the staffs of the SEC and NASD to settle their investigations related to the activities of Robertson Stephens in connection with underwriting initial public offerings and related matters. On January 9, 2003, the SEC and NASD announced the settlement of these investigations. The SEC filed in federal court in Washington, D.C. a Complaint, proposed Final Judgment, and Consent of Robertson Stephens to entry of final judgment regarding IPO allocation practices. With respect to the NASD, Robertson Stephens submitted a Letter of Acceptance, Waiver and Consent settling the NASD investigation of IPO allocation practices. Robertson Stephens will pay $28 million to settle these IPO allocation matters. In addition, Robertson Stephens settled an SEC administrative proceeding regarding certain research analyst activities and document retention issues. Robertson Stephens will pay $5 million to settle this administrative proceeding. The $33 million in settlement payments in these matters was reserved for as part of the second quarter 2002 charge recorded by FleetBoston in connection with its decision to wind down the operations of Robertson Stephens.

Item 7.     Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release dated January 10, 2003 announcing expected fourth quarter 2002 earnings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEETBOSTON FINANCIAL CORPORATION
Registrant

		By:	/s/ Ernest L. Puschaver

Ernest L. Puschaver Chief Accounting Officer

Dated:	January 10, 2003